As filed with the Securities and Exchange Commission on September 27, 2017

Registration No. 333-02113

Registration No. 333-61229

Registration No. 333-104785

Registration No. 333-164534

Registration No. 333-193761

Registration No. 333-211138

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEVCON, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2985631
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

155 Northboro Road, Southborough, Massachusetts 01772

(Address of Principal Executive Offices) (Zip Code)

1996 Equity Incentive Plan

(Full title of the Plan)

Paul N. Farquhar

Vice President, Chief Financial Officer and Treasurer

Sevcon, Inc.

155 Northboro Road, Southborough, Massachusetts 01772

(Name and address of agent for service)

Phone: (508) 281-5510

(Telephone number, including area code, of agent for service)

Copy to:

Matthew C. Dallett

Locke Lord LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

Tel: (617) 239-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statements on Form S-8 (333-02113, 333-61229 (as amended by a Post-Effective Amendment on Form S-8 filed on May 19, 2004), 333-104785, 333-164534, 333-193761 and 333-211138), filed with the Securities and Exchange Commission on April 1, 1996, August 12 1998, April 28, 2003, January 27, 2010, February 5, 2014 and May 5, 2016, respectively (the “Registration Statements”) by Sevcon, Inc., a Delaware corporation (the “Company”). The Registration Statements registered the offering of securities under the 1996 Equity Incentive Plan.

On September 27, 2017, pursuant to the Agreement and Plan of Merger, dated as of July 14, 2017, by and among Sevcon, Inc., a Delaware corporation (the “Registrant”), BorgWarner Inc., a Delaware corporation (“Parent”), and Slade Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), among other things, Parent acquired all the outstanding shares of the Registrant’s common stock via a merger of the Registrant with Merger Sub (the “Merger”), with the Registrant surviving the Merger.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on September 27, 2017.

SEVCON, INC.

By:	/s/ Matthew Boyle
Name: Matthew Boyle
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933.